Exhibit 10.24
PLATO LEARNING, INC.
BOARD OF DIRECTORS
DIRECTORS COMPENSATION PLAN
At the March 2, 2006 Board of Directors Meeting, the Board approved future compensation for outside Directors as follows.
Stock Option Grant and Cash Payment — New Directors Initiation:
➢	15,000 Stock Options Grant @ FMV as of close of business on the date of election to the Board of Directors to vest immediately.

➢	Prorated Cash payment ($20,000/12 X number of months remaining until the next Annual Meeting).
Restricted Stock Award, Stock Option Grant & Cash Payment — Continuing Directors Annual Retainer & Meeting Preparations:
➢	1,000 shares Restricted Stock Award @ FMV as of close of business on the date of the Annual Meeting to vest immediately with restrictions to lapse the earlier of five years, retirement or resignation from the Board of Directors [relates to director year going forward].

➢	10,000 Stock Options Grant @ FMV as of close of business on the date of the Annual Meeting to vest immediately [relates to director year going forward].

➢	$20,000 to be paid as soon as possible after the date of the Annual Meeting (except to Non-Employee Chairman of the Board, see below) [relates to director year going forward].
Cash and Stock Option Grant — for Non-Employee Chairman of the Board:
➢	5,000 Stock Options Grant (in addition to the 10,000 grant as listed above) @ FMV as of close of business on the date of the Annual Meeting to vest immediately [relates to director year going forward].

➢	$30,000 to be paid as soon as possible after the date of the Annual Meeting (in place of the $20,000 as listed above) [relates to director year going forward].
Stock Option Grant — for Committee Chairs:
➢	1,500 Stock Options Grant @ FMV as of close of business on the date of the Annual Meeting to vest immediately [relates to director year going forward].
Cash Payment — for Board and Committee Meeting Attendance:
➢	$1,500 fee for each Board Meeting attended ($750 for each telephonic Board Meeting attended)

➢	$2,000 fee to the Audit Chair and Nominating & Governance Committee Chair for each Committee Meeting attended (except $1,000 fee for each telephonic Committee Meeting attended)

➢	$1,250 fee to the Compensation Committee Chair for each Committee Meeting attended, and any other ad-hoc Committee Chair named in the future (except $625 fee for each telephonic Committee Meeting attended).

➢	$750 fee to non-Chair Committee Members, for each Committee Meeting attended by each (except $375 fee for each telephonic Committee Meeting attended).
Other
➢	Chairman of the Board has the option to recommend an additional stock option grant based on the Company’s performance and achievement of goals.

➢	Chairman of the Board has the option to request a prorated refund of stock options granted or cash payments made to a Board Member who elects to resign at a time other than at the Annual Meeting.

➢	All travel and business expenses relating to meeting attendance or to conduct business on behalf of PLATO Learning are reimbursed.